UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2013 (February 8, 2013)

AVRA Surgical Robotics, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-52330	32-2277305
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

c/o Stamell & Schager, LLP, 1 Liberty Plaza 35th Floor, New York, NY 10006

(Address of Principal Executive Offices)

(212) 566-4047

(Registrant’s telephone number, including area code)

__________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Executive Officers

In furtherance of its business goals and objectives, Avra Surgical Robotics, Inc. (the "Company"), effective February 8, 2013 (the "Effective Date"), completed a reorganization of its executive management pursuant to which Stephan Sagolla, Jared Stamell and Barry Cohen resigned as Chief Executive Officer, Chief Financial Officer and President, respectively, of the Company, each to be effective as of February 8, 2013. None of the above mentioned resignations is because of a disagreement with the Company on any matters relating to the Company's operations, policies or practices.

(c) Appointment of New Executive Officers

On the Effective Date, the board of directors appointed Barry Cohen as Chief Executive Officer; A. Christian Schauer as Chief Financial Officer; Dr. Sudhir Srivastava as President; and Bernd Gombert as Executive Vice President of the Company.

The biographies of A. Christian Schauer and Sudhir Srivastava, the two new executive officers are as follows:

A. Christian Schauer, 70, the Company’s Chief Financial Officer since February 8, 2013, earned a B.B.A. in Accounting from Western Michigan University in 1965 and his C.P.A. in Michigan in 1967. Following almost 10 years with Ernst & Ernst (now Ernst & Young) in Kalamazoo and Cleveland, Mr. Schauer joined Clausing Corporation in 1974 as Chief Financial Officer, and served that Company for 25 years in various senior management positions, the last 15 years as Chairman and CEO. In 1999, Mr. Schauer was recruited as the CEO for Triple S Plastics. He later arranged a merger of Triple S Plastics with Eimo of Finland. Mr. Schauer has served as an executive and non-executive director for several companies, including First of America Bank, Durametallic Corporation, Triple S Plastics, Harter Corporation, The 600 Group Plc. (London), and Z Seven Fund. Mr. Schauer currently serves as a non-executive director for Griffith Laboratories, Inc., as an advisor to The Windquest Companies and as a Trustee of the Boards at Kalamazoo Valley Community College and Hope Network. From 2003 to the present, Mr. Schauer has served as Chairman, President and CEO of PharmOptima LLC, a pre-clinical contract research company based in Portage, Michigan.

Mr. Schauer has no family relationship with any of the officers or directors of the Company and has not had any transactions with the Company during the past fiscal year to the present that would require reporting pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Schauer and any third party pursuant to which he was selected as Chief Financial Officer.

Dr. Sudhir Srivastava, 65, the Company’s President since February 8, 2013, received his medical degree at J.L.N. Medical College at the age of 21, in Rajasthan, India and immigrated to the United States in 1972. He completed his cardiothoracic surgery residency at the University of British Columbia in Vancouver, Canada and began his practice in San Antonio, Texas, in 1981. In 1989, as a visiting surgeon at the Texas Heart Institute in Houston, Texas, he worked closely with renowned cardiac surgeon Dr. Denton Cooley. In 1990, he started his cardiovascular and thoracic surgery practice in the Midland - Odessa area. Dr. Srivastava, along with ten other physicians, founded Alliance Hospital LTD in Odessa, Texas in July of 2003 and served as its chairman for four years. Dr. Srivastava is currently the President of the Robotic Revascularization Society. In 2010, Dr. Srivastava joined the University of Chicago where he served as the Director of Robotic Cardiac Surgery and performed the world’s first Quadruple Bypass on a beating heart utilizing robotic assistance. In 2009, Dr. Srivastava launched the International College of Robotic Surgery at Saint Joseph’s Hospital in Atlanta, Georgia, and served as its President until March 2011. Dr. Srivastava has performed over 1350 robotic cardiothoracic surgical procedures and trained over 300 surgical teams since 2002. He is frequently an invited speaker for various national and international forums. Dr Srivastava provided charitable services for many years at Sri Sathya Sai Institute of Higher Medical Sciences in south India. Recipient of many awards, Dr Srivastava is the founding Chairman of Srivastava Robotic Surgery Private Limited that is functioning as the International Centre of Robotic Surgery to launch Robotic Surgery centers in India to change the face of medicine.

Mr. Srivastava has no family relationship with any of the officers or directors of the Company and has not had any transactions with the Company during the past fiscal year to the present that would require reporting pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Srivastava and any third party pursuant to which he was selected as President.

  The biographies of Barry Cohen, Jared Stamell and Bernd Gombert described in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission on February 12, 2013 (File No. 333-186609) (the "Registration Statement") under the heading Directors, Executive Officers, Promoters and Control Persons are incorporated herein by reference. Neither Mr. Cohen, Mr. Stamell or Mr. Gombert has any family relationship with any officers or directors of the Company. In addition, except for the employment agreement by and between the Company and Mr. Gombert described under the heading Executive Compensation and the transactions described under the heading Certain Relationships and Related Transactions in the Registration Statement, there have been no other related party transactions that would require reporting pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVRA SURGICAL ROBOTICS, INC.

Date: February 14, 2013	By:	/s/ Barry F. Cohen
Barry F. Cohen, Chief Executive Officer